Exhibit 4.2

ARTICLES OF MERGER
OF
COMPEX TECHNOLOGIES, INC.
WITH AND INTO
REHABILICARE INC.

     Pursuant to Section 302A.621 of the Minnesota Business Corporation Act, the Minnesota parent business corporation hereinafter named does hereby certify that:

     FIRST: The name of the subsidiary corporation, which is a business corporation of the State of Minnesota, is Compex Technologies, Inc. (“Subsidiary”).

     SECOND: The name of the parent corporation, which is a business corporation of the State of Minnesota, and which is to be the surviving corporation, is Rehabilicare Inc. (“Parent”).

     THIRD: The number of outstanding shares of Subsidiary is 100, all of which are of one class, and all of which are owned by Parent.

     FOURTH: The following is the Plan of Merger for merging Subsidiary with and into Parent as approved by the Board of Directors of Parent in the manner prescribed by Section 302A.621 of the Minnesota Business Corporation Act on December 12, 2002.

1. Parent, which is a business corporation of the State of Minnesota and is the owner of all of the outstanding shares of Subsidiary, which is also a business corporation of the State of Minnesota, hereby merges Subsidiary with and into Parent pursuant to the provisions of the Minnesota Business Corporation Act.

2. The separate existence of Subsidiary will cease upon the effective date of the merger pursuant to the provisions of the Minnesota Business Corporation Act; and Parent will continue its existence as the surviving corporation pursuant to the provisions of the Minnesota Business Corporation Act; provided, however, that upon the effectiveness of the merger, Article I of the articles of incorporation of Parent will be amended to read in its entirety as follows:

The name of this corporation is Compex Technologies, Inc.

3. The issued shares of Subsidiary will not be converted in any manner, but each such share which is issued as of the effective date of the merger will be surrendered and extinguished.

4. The issued shares of Parent will not be converted in any manner, but each such share which is issued as of the effective date of the merger will continue to represent one issued share of Parent.

5. The Board of Directors and the proper officers of Parent are hereby authorized, empowered, and directed to do any and all acts and things, and to make, execute, deliver, file and/or record any and all instruments, papers and documents which may be or become necessary, proper or convenient to carry out or implement any of the provisions of this Plan of Merger or of the merger herein provided for.

     FIFTH: Parent will continue its existence as the surviving corporation pursuant to the provisions of the Minnesota Business Corporation Act; provided, however, that upon the effectiveness of the Merger, Article I of the articles of incorporation of Parent will be amended to read in its entirety as set forth in the Plan of Merger included in Article FOURTH above.

     SIXTH: The Merger will be effective as of December 16, 2002.

     Dated as of this 12th day of December, 2002.

REHABILICARE INC.

By /s/ Dan W. Gladney

Name: Dan W. Gladney
Title: Chief Executive Officer